EXHIBIT 10.4
PAR Technology Corporation
2015 Equity Incentive Plan

GRANT NOTICE – RESTRICTED STOCK AWARD
PAR Technology Corporation (the “Company”), hereby grants as of the Grant Date to the Participant the number of restricted shares (the “Restricted Stock”) of the Company’s common stock, par value $0.02 (the “Common Stock”) specified below (the “Award”). The Award is granted pursuant to the PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”) and is subject to the terms and conditions of this Grant Notice, the Restricted Stock Award Agreement attached to this Grant Notice as Appendix A (the “Award Agreement”), and the Plan (each as amended from time to time). The Plan is incorporated into and forms a part of this Grant Notice and the Award Agreement. In the event of any conflict between the Grant Notice or the Award Agreement on the one hand and the Plan on the other hand, the terms of the Plan shall control.

Name of the Participant:	Savneet Singh
Grant Date:	May 13, 2019
Number of shares of Restricted Stock:	80,000
Vesting Schedule:
The shares of Restricted Stock shall vest in accordance with the following schedule, provided (a) the Performance Target(s) linked to the shares of Restricted Stock are satisfied on or before March 31, 2020 and (b) the Participant’s continued employment as Chief Executive Officer (“CEO”) of the Company through and including the applicable Vesting Date. [Insert Performance Targets]

Distribution Schedule:
Vested shares of Restricted Stock shall be distributed to the Participant, without restriction, in equal installments in accordance with the following schedule, provided (a) (i) the Participant remains employed as CEO or is otherwise providing services to the Company continuously through and including the applicable Distribution Date or (ii) the Participant’s employment ends earlier other than on account of a “for cause”* termination by the Company, and (b) the Participant has complied with the restrictive covenants set forth in the Non-Disclosure; Non-Solicitation Agreement dated December 4, 2018 (“NDA”) and the Award Agreement through and including the applicable Distribution Date(s) (or if earlier, the end of the Participant’s employment).

	Distribution Date:	Vested Shares of Restricted Stock to be Released
	March 31, 2020	Up to 26,666 shares
	March 31, 2021	Up to 26,667 shares
	March 31, 2022	Up to 26,667 shares
(*as such term is defined in the Employment Letter dated March 22, 2019 between the Participant and the Company (“Letter”))

Change of Control (as defined in the Plan):
As exceptions to the Vesting and Distribution Schedules, the following provisions shall apply to this Award:
In the event of the occurrence of a Change of Control on or prior to March 31, 2020, the Participant’s achievement of the Performance Targets shall be evaluated as of immediately prior to the effective date of the Change of Control, and to the extent that any of the Performance Targets have been achieved, then the portion of the Award linked to the Performance Targets that have been achieved shall vest and be distributed to the Participant on the effective date of the Change of Control and the shares of Restricted Stock linked to Performance Targets that have not yet been satisfied solely due to the timing of the Change of Control shall be converted into a time-vesting award and shall (time) vest in equal installments on the Distribution Dates and be distributed to the Participant on such dates, so long as both (a) (i) the Participant remains employed as CEO or is otherwise providing services to the Company continuously through and including the applicable Distribution Date or (ii) the Participant’s employment ends other than on account of a “for cause” termination by the Company, and (b) the Participant has complied with the restrictive covenants set forth in the NDA and the Award Agreement through and including the applicable the Distribution Date(s) (or if earlier, the end of the Participant’s employment); provided, however, that if the Participant’s employment is terminated by the Company (or its successor) through an Involuntary Termination* or the Participant resigns his employment on account of a good reason*, in either case during the one year period beginning on the effective date of the Change of Control and ending on the first anniversary of the occurrence of the Change of Control, then the remaining undistributed portion of the Award shall become vested and be distributed to the Participant at such time. (*as each term is defined in the Letter)
If such Change of Control results in another entity becoming a direct or indirect parent of the Company (or if the Company does not survive, of its successor) (such entity being referred to as a “Subsequent Parent Entity”), then, with respect to the unearned portion of this Award, such Subsequent Parent Entity shall substitute its shares of common stock (the “Substitute Shares”) for the Restricted Stock; and provided further, that if on the applicable vesting date (x) such Subsequent Parent Entity’s common stock is not actively traded on a public securities market or (y) the Substitute Shares are not registered for trading on such public securities market in compliance with governing securities laws, the portion of the Award otherwise payable in Substitute Shares shall be paid in that amount of cash (in U.S. dollars) equal to the value of the vested Substitute Shares. Notwithstanding the foregoing, if the Substitute Shares are able to be sold into such public securities market immediately after their issuance without registration under the applicable governing securities laws (assuming that the Participant is not in possession of material nonpublic information or is otherwise unable to sell the Substitute Shares in compliance with applicable law at that time), then the Substitute Shares shall be issued to the Participant.
In the event of a Change of Control after March 31, 2020, then any earned Shares (as defined below in the Award Agreement) not yet distributed to the Participant shall be distributed to the Participant immediately prior to such Change of Control.

Involuntary Termination or termination for good reason (as each term is defined in the Letter) and not in connection with a Change of Control:
As exceptions to the Vesting and Distribution Schedules, in the event the Participant’s employment is terminated (a) by the Company on or prior to March 31, 2020 through an Involuntary Termination or (b) by the Participant on or prior to March 31, 2020 for a good reason, then, subject to the Participant’s continued compliance with the restrictive covenants set forth in the NDA and the Award Agreement and the Participant’s delivery of an effective general release (as contemplated by the Letter (“Release”)), (y) all shares of Restricted Stock that have vested, but have not been distributed to the Participant in accordance with the Distribution Schedule, as of the effective date of the Participant’s Involuntary Termination or termination for good reason, shall be distributed to the Participant and (z) all shares of Restricted Stock linked to Performance Targets that have not yet been satisfied solely due to the timing of the Participant’s Involuntary Termination or termination for good reason, shall convert into time vesting shares of Restricted Stock and such shares shall (time) vest in equal installments on the Distribution Dates and be distributed to the Participant on such dates as if the Participant had remained employed.

In the event that the Participant’s employment is terminated (a) by the Company through an Involuntary Termination after March 31, 2020 or (b) by the Participant after March 31, 2020 for a good reason, then any earned Shares (as defined below in the Award Agreement) not yet distributed to the Participant shall be distributed to the Participant, subject to the Participant’s continued compliance with the restrictive covenants set forth in the NDA and the Award Agreement and the Participant’s delivery of an effective Release.

For avoidance of doubt, in the event of the occurrence of a Change of Control, the provisions of this section shall be subject and subordinate to the section entitled “Change of Control” as set forth above to the extent of any conflict between the two sections.

Termination of employment due to death
As an exception to the Distribution Schedule, in the event the Participant's employment is terminated on or prior to March 31, 2020 due to the Participant's death, then all vested but undistributed shares of Restricted Stock shall be fully distributed.

Termination of employment due to any circumstance other than (1) death, (2) for cause, (3) Involuntary Termination, (4) good reason or (5) in connection with a Change of Control
As an exception to the Distribution Schedule, in the event the Participant's employment is terminated on or prior to March 31, 2020 for any reason other than on account of (1) death, (2) for cause, (3) Involuntary Termination, (4) termination for good reason, or (5) not in connection with a Change of Control, then, subject to the Participant’s continued compliance with the restrictive covenants set forth in the NDA and the Award Agreement, all shares of Restricted Stock that have vested as of the effective date of the Participant’s termination shall be distributed to the Participant ratably on March 31, 2020, March 31, 2021 and March 31, 2022.

By execution of this Grant Notice, the Participant acknowledges that he has received and read the Award Agreement, the Plan, and this Grant Notice, and agrees to be bound by the terms and conditions of the Plan, the Award Agreement, and this Grant Notice. The Participant further acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice, or the Award Agreement unless determined to be arbitrary or capricious or unlawful prior to a Change of Control. Upon or after the occurrence of a Change of Control, any decisions of the Committee or the Company with respect to this Grant Notice and Award Agreement shall be subject to de novo review and shall not be entitled to any special deference.
[Signature Page to Grant Notice Immediately Follows]

PAR Technology Corporation		/s/ Savneet Singh
Savneet Singh Participant & Signature
By	/s/ Bryan A. Menar
Title:	CFO

Appendix A
PAR Technology Corporation
2015 Equity Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT
This Restricted Stock Award Agreement applies to the Award of Restricted Stock evidenced by the Grant Notice to which this Award Agreement is attached, is incorporated into and forms a part thereof. Capitalized terms not specifically defined in this Award Agreement shall have the meanings specified in the Plan and the Grant Notice.

1. Award of Restricted Stock.

(a)     Award. As contemplated by the Employment Letter dated March 22, 2019 between the Participant and the Company (the “Letter”), PAR Technology Corporation (the “Company”) has granted to the Participant an Award of that number of shares of Restricted Stock (the “Shares”) specified in the Grant Notice.

(b)     Vesting Schedule. After the Grant Date, subject to termination or acceleration as provided in the Grant Notice, the Plan and this Award Agreement, the Shares shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. There shall be no proportionate or partial vesting in the periods prior to the applicable Vesting Date and all vesting shall occur only on the appropriate Vesting Date in accordance with the Grant Notice. Shares of Restricted Stock that have vested in accordance with the Grant Notice, the Plan and this Award Agreement, but have not been distributed in accordance with the Distribution Schedule set forth in the Grant Notice and remain subject to the Restrictions set forth and defined in Section 2(a) and Section 2(c), are referred to herein as “vested Shares.” At any given point in time, Shares of Restricted Stock that are both (i) vested Shares and (ii) have satisfied the Restrictions set forth and defined in Section 2(b) and Section 2(c), but have not yet been released from escrow, are referred to herein as “earned Shares”. Shares of Restricted Stock that have both vested in accordance with the Vesting Schedule and been distributed in accordance with the Distribution Schedule are referred to herein as “released Shares”. Shares of Restricted Stock that are not vested Shares are referred to herein as “unvested Shares.”

(c)     Book Entry Form; Certificates. At the sole discretion of the Committee, the Shares will be issued in either: (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with such notations regarding the Restrictions, vesting and distribution requirements as the Committee shall deem appropriate. Upon satisfaction of the conditions set forth in Section 2(d), the Company shall remove such notations on any released Shares in accordance with Section 1(e); or (ii) certificated form pursuant to the terms of Section 1(d) and Section 1(e).

(d) Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of any certificates representing the Shares issued to the Participant until the Restrictions lapse and the Shares become released Shares. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as the Participant’s attorney(s)-in-fact to affect any transfer of forfeited Shares to the Company as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e)     Removal of Notations; Delivery of Certificates Upon Vesting. As soon as administratively practicable, the Company shall (as applicable) remove the notations on the released Shares issued in book entry form or deliver to the Participant a certificate or certificates evidencing the number of released Shares (or, in either case, such lesser number of Shares as may be permitted pursuant to Section 8 of the Plan). The released Shares so delivered shall no longer be subject to the Restrictions.

2. Restrictions.

(a)    Forfeiture. Notwithstanding anything to the contrary herein or in the Plan, and unless otherwise set forth in the Grant Notice, in the event the Participant’s employment as CEO of the Company is terminated for any reason, each unvested Share shall be automatically forfeited as of the effective date of such termination without payment of any consideration by the Company. For purposes of this Award Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 2(c) and the exposure to forfeiture set forth in this Section 2(a).

(b)    Lapse of Restrictions. The Restrictions shall lapse as to the Shares on each applicable Distribution Date and as otherwise provided in the Grant Notice.

(c)     Shares Not Transferable. Except as otherwise expressly permitted in Section 7.a. of the Plan, until the Restrictions lapse (and the Shares become “released Shares”), the Shares (including any shares of Common Stock of the Company received by the Participant with respect to the Shares as a result of stock dividends, stock splits or any other form of recapitalization) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, by operation of law or otherwise (each of the forgoing individually or collectively, a “Transfer”).
(d)     Tax Withholding. As set forth in Section 8 of the Plan, the Company shall have the authority and the right to withhold or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Award. The Company shall not be obligated to deliver any new certificate representing released Shares to the Participant or enter such released Shares in book entry form until the Participant shall have paid or otherwise made arrangements satisfactory to the Committee to pay all applicable federal, state, and local withholding taxes attributable to the taxable income of the Participant resulting from the released Shares.
3.    Rights as Stockholder; Dividends. The Participant shall have all voting rights as a stockholder of the Company with respect to the Shares as of the Grant Date. Notwithstanding the preceding sentence, the Participant shall be entitled to receive payment of any dividends declared and paid by the Company on its Common Stock on and after the Grant Date; provided that such dividends shall not be payable to the Participant with respect to any Shares unless and until the Restricted Stock with respect to which such dividends are payable become released Shares (it being understood that no dividends will be paid with respect to Shares of Restricted Stock that are not released Shares).

4. General Provisions.

(a)    Section 83(b) Election. The Participant acknowledges that the Company has advised the Participant of the possibility of making an election under Section 83(b) of the Code with respect to the Award of the Shares and has recommended that the Participant consult a qualified tax advisor regarding the desirability of making such an election in light of the Participant’s individual circumstances. If the Participant makes an election under Section 83(b) of the Code (see Exhibit A), the Participant hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

(b)    Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company.

(c)    No Rights to Continued Employment or Service or to Award. Nothing in the Plan or in this Award Agreement shall confer on the Participant any right to employment or continued service with the Company or interfere in any way with the right of the Company to terminate or change the terms of the Participant's employment or service at any time.

(d)    Market “Stand-Off” Agreement. In the event the Company proposes to offer for sale to the public any of its equity securities and the Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of the Shares or other securities of the Company, then the Participant will promptly sign such agreement and will not sell or otherwise transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by the Participant during such period as is determined by the Company and the underwriter, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period. The market “stand-off” agreement established pursuant to this Section 8(d) shall survive termination or expiration of this Award Agreement.

(e)     Claw-Back of Performance Vesting Shares. The Shares which are subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
(f)     Injurious Conduct. If the Participant shall engage in Injurious Conduct as described in this Section 4(f), each vested Share, earned Share and/or unvested Share shall be automatically forfeited and the Award shall terminate as of such date and, the Committee may, in its sole discretion, require the Participant to return to the Company any released Shares. If any released Shares have been disposed of by the Participant, then the Company may require the Participant to pay to the Company the gross pre-tax proceeds received by the Participant on such disposition. For purposes of this Award Agreement, “Injurious Conduct” means: (i) “for Cause” (as such term is defined in the Letter); and (ii) during the Participant’s employment with the Company and thereafter, the Participant breaches any written confidentiality, non-solicitation, non-disparagement, or non-competition covenant with the Company or a subsidiary or other affiliate of the Company.
(g)     Governing Law and Construction. This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions.

(h)    Spousal Consent. The Participant’s spouse has signed the Consent of Spouse attached to this Award Agreement as Exhibit B.

(i)    Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company's principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant's last address reflected on the Company's records. By a notice given pursuant to this Section 4(h), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed to have been adequately given if delivered in person or if given by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

(j)    Severability. Wherever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, that provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of that provision or any other provisions of this Award Agreement.

EXHIBIT A
83(b) Election Form
The undersigned Taxpayer hereby elects under Section 83(b) of the Internal Revenue Code of 1986, as amended, and Section 1.83-2(a) of the Income Tax Regulations, to include in his/her gross income the excess of the Fair Market Value of the property described below over the amount paid therefor by the Taxpayer. In compliance with Reg. § 1.83-2(e) the Taxpayer provides the following information:

1.	The Taxpayer’s name, address and taxpayer identification number are as follows:
Name:
Address:
Taxpayer identification number:

1.
The property with respect to which this election is being made is: _________________ shares of common stock of PAR Technology Corporation, a Delaware corporation (the “Company”), $0.02 par value per share (the “Shares”).

2.	The date of the transfer of the Shares is _________, 20___. This election is made for the taxable year of the Taxpayer ending December 31, 20____.

3.	The nature of the restrictions to which the Shares are subject is as follows: The Shares may be forfeited if Taxpayer’s continuous service with the Company terminates.

4.	The Fair Market Value of such Shares at the time of transfer to the Taxpayer, determined without regard to any lapse restrictions as defined in Reg. § 1.83-3(i), is ____________ per share.

5.	The amount paid for the Shares is $0 per share.

6.	A copy of this election has been furnished by personal delivery to the Company.

The date of this election is ___, 20__.

Taxpayer

EXHIBIT B

Spousal Consent

I, __________________________, spouse of __________________, have read and approve the Grant Notice and Restricted Stock Award Agreement (collectively, the “Agreement”) to which this Consent of Spouse is attached.

In consideration of PAR Technology Corporation’s issuance to my spouse of the shares of Restricted Stock set forth in the Agreement, I hereby appoint my spouse, as my attorney-in-fact in respect to the exercise of any rights under the Agreement and I agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or in any of the shares of Restricted Stock or Common Stock of PAR Technology Corporation issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan, the Restricted Stock Award Agreement, and the Grant Notice.

Date:________________________________

________________________________
Signature of Spouse